Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

FRONTERA PIPELINE, LLC

A Delaware Limited Liability Company

Dated as of September 28, 2007

Article VII MANAGEMENT OF THE COMPANY		19
7.1	General	19
7.2	Management by the Managing Member	20
7.3	Officers	21
7.4	Liability of the Managing Member	21
7.5	Indemnification	22
7.6	Tax Status	22
7.7	Records and Information	22
7.8	Tax Matters	22
7.9	Collaboration	22

Article VIII INSPECTION; CONFIDENTIALITY		23
8.1	Right to Inspect Books and Records	23
8.2	Confidentiality	23

Article IX DISSOLUTION		23
9.1	Dissolution	23
9.2	Winding Up	23
9.3	Distribution of Assets	23

Article X MISCELLANEOUS		24
10.1	Notices	24
10.2	Amendments	25
10.3	Severability	25
10.4	Entire Agreement	25
10.5	Choice-of-Law	25
10.6	Headings	25
10.7	Further Action	25
10.8	Waiver of Action for Partition	25
10.9	Counterpart Execution	25
10.10	Enforcement	25

EXHIBITS

Exhibit A                                Book Value
Exhibit B                                Project Development Map
Exhibit C                                Capital Contributions
Exhibit D                                Member’s Percentage Interest
Exhibit E                                Promissory Note

LIMITED LIABILITY COMPANY AGREEMENT
OF
FRONTERA PIPELINE, LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF FRONTERA PIPELINE, LLC (this “Agreement”), dated as of September 28, 2007 (the “Effective Date”), is entered into by Grand Cheniere Pipeline LLC, a Delaware limited liability company (“Cheniere”), and Tidelands Oil & Gas Corporation, a Nevada corporation, (“TOG”).  Each of Cheniere, TOG and any Person hereafter admitted to the Company are sometimes individually referred to herein as a “Party” and collectively referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Certificate of Formation of the Company was filed with the Delaware Secretary of State on September 26, 2007; and

WHEREAS, this Agreement shall constitute the “limited liability company agreement” (within the meaning of the Act) of the Company, and shall be binding upon all Persons now or at any time hereafter who are Members.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1  Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below (and grammatical variants of such terms shall have correlative meanings):

“Acceptance Notice” has the meaning set forth in Section 5.6 hereof.

“Acceptance Period” has the meaning set forth in Section 4.8 hereof.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as may be amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after: (i) crediting to such Capital Account any amounts that such Member is obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (ii) debiting from such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjustment Date” has the meaning set forth in the definition of Partially Adjusted Capital Account.

“Affiliate” of a Person means any Person Controlling, Controlled by, or Under Common Control with such Person.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Available Cash” for any period means (i) all interest and other cash proceeds received by the Company during such period, minus (ii) all Company Expenses paid or reserved for by the Company during such period, plus (iii) subsequent reductions in the amount of any reserves described in clause (ii).

“Book Value” means with respect to any asset, except as set forth below, such asset’s adjusted basis for federal income tax purposes:

(a)           The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managing Member; provided, that the Members agree that the gross fair market value of the assets contributed to the Company pursuant to Section 4.1 shall be the amounts set forth in Exhibit A attached hereto, as may be adjusted pursuant to Section 4.7.

(b)           The Book Value of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Managing Member as of the following times:  (i) the acquisition of an additional interest in the Company by any new or existing Members in exchange for more than a de minimis Capital Contribution if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), and (iv) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member.

(c)           The Book Value of any Company asset distributed to any Member shall be the gross fair market value (taking Code Section 7701(g) into account) of such asset as determined by the Managing Member on the date of distribution.

(d)           The Book Value of Company assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Managing Member determines that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)           If the Book Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) of this provision, such Book Value and the Members’ Capital Accounts shall thereafter be computed in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations.

“Brazil Storage Facility”  means an open access underground natural gas storage facility located at Municipality Rio Bravo, Tamaulipas, Mexico of 1,415.8 MMm3/day (50,000 MMPCD or 50 BCF) that will interconnect with the El Dorado LNG terminal, with natural gas injection from the B1 reservoir of Campo Brasil of 9.9 MMm3/day (350 MMPCD), delivery pressure at the interconnecting points fluctuating from 2,757.9 kPa to 6,205 kPa (400 psig to 900 psig), a maximum discharge pressure at the exit of the compression station of 22,063.2 kPa (3,200 psig) and a maximum capability of storage design of 1,415.8 MMm3/day (50,000 MMPCD or 50 BCF) after the third season, and a maximum extraction amount estimated in 14.15 MMm3/day (500 MMPCD), as more fully described in the permit application filed with the CRE on August 5, 2005 under CRE File No. T46/1131.

“Call Price” means the sum of: (i) US$1,000,000; plus (ii) all amounts due and owing, inclusive of interest, for loans extended to TOG pursuant to Section 4.2(h), plus (iii) all other costs and expenses incurred by Cheniere for the development and construction of the Project (including all amounts paid by Cheniere to TOG or contributed by Cheniere to the Company as Development Costs and Project Equity Costs), inclusive of a twelve percent (12%) interest rate per annum, compounded annually, on such costs and expenses.

“Capital Account” means a separate account to be maintained by the Company for each Member pursuant to Section 4.5 of this Agreement.

“Capital Contributions” means the amount of cash and the Book Value of any property contributed by Members to the Company.

“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Delaware Secretary of State on September 26, 2007, as the same may be amended and restated from time to time.

“Cheniere” has the meaning set forth in the introductory paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any corresponding provisions of succeeding law.

“Company” means Frontera Pipeline LLC, a Delaware limited liability company.

“Company Expenses” means all expenses relating to the Company’s operations, including (i) organizational and offering expenses of the Company and any of its subsidiaries, (ii) management fees and employee salaries of the Company or its subsidiaries, (iii) expenses of attorneys, accountants, consultants, custodians and experts hired on behalf of the Company or its subsidiaries, (iv) expenses (including travel) related to the Company’s investments or potential investments (whether or not consummated or whether performed directly or indirectly through any of its subsidiaries) or to the acquisition, holding, and sale or other disposition of investments, (v) any taxes, fees or other government charges levied against the Company or its subsidiaries, and (vi) other expenses related to the activities of the Company or its subsidiaries, including the development and implementation of the Project.

“Control” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.  For the purposes of the preceding sentence, control shall be deemed to exist when a Person possesses, directly or indirectly, through one or more intermediaries: (i) more than fifty percent (50%) of the outstanding voting securities or interests thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions); (iii) in the case of any other Person, more than fifty percent (50%) of the distributions therefrom (including liquidating distributions); or (iv) in the case of any other Person, more than fifty percent (50%) of the economic or beneficial interest therein.

“Contribution Agreement” means the Contribution Agreement, dated September 28, 2007, by and among Cheniere, TOG and the Company.

“CRE” means the Mexican Energy Regulatory Commission (Comision Reguladora de Energia).

“CRE Permit” means permit No. G/183/TRA/2006 dated May 23, 2006, issued by the CRE, together with Resolution RES/104/2006 also issued by CRE on that same date, both as amended from time to time by the CRE as a result of a petition by the Company, an Affiliate of the Company, or otherwise.

“Development Costs” means the permitting, book and record keeping, third party consulting and other incidental development costs associated with the pre-construction period of each phase of the Project.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Entity” means any limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, sociedad anonima, sociedad de responsabilidad limitada, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Exercise Notice” has the meaning set forth in Section 4.8 hereof.

"FERC Certificate" means the Order Issuing Presidential Permit and NGA Sections 3 and 7 Authorizations issued July 10, 2007 by the Federal Energy Regulatory Commission of the United States of America in Docket Nos. CP07-74-000, CP07-75-000, CP07-76-000 and CP07-77-000, as may be amended from time to time, as a result of a petition by the Company, an Affiliate of the Company, or otherwise.

“FID” means a final investment decision to proceed with any phase of the Project that is adopted by the Managing Member in its sole discretion.

“FID Milestone Payments” means the Phase I FID Milestone Payment, the Phase II FID Milestone Payment and the Phase III FID Milestone Payment.

“Force Majeure” means catastrophic storms or floods, lightning, tornadoes, hurricanes, earthquakes and other acts of God, wars, civil disturbances, terrorist attacks, revolts, insurrections, sabotage, commercial embargoes, epidemics, fires, explosions, actions of a governmental authority that were not requested, promoted, or caused by the affected party, governmental inactivity not attributable to the affected party, and any other similar unforeseeable event; provided that such act or event (i) renders impossible or delays the affected party’s performance of its obligations under this Agreement, (ii) is beyond the reasonable control of the affected party and not due to its fault or negligence, and (iii) could not have been prevented or avoided by the affected party through the exercise of due diligence.  For avoidance of doubt, Force Majeure shall include lawful strikes or other similar labor or social actions.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Managing Member” has the meaning set forth in Section 7.1.

“Member” refers to Cheniere and TOG or any Person hereafter admitted to the Company as a Member as provided in this Agreement but such term does not include any Person who has ceased to be a Member in the Company as provided in this Agreement.

“Membership Interest” means the ownership interest of a Member in the Company.

“Mexico” means the United Mexican States (Estados Unidos Mexicanos).

“Notice to Proceed” has the meaning set forth in Section 4.8 hereof.

“Officer” or “Officers” means any Person designated as an officer of the Company as provided in Section 7.3, but such term does not include any Person who has ceased to be an officer of the Company.

“OL Exercise Notice” has the meaning set forth in Section 5.10(a) hereof.

“OL Transfer Notice” has the meaning set forth in Section 5.10(a) hereof.

“OL Transfer Units” has the meaning set forth in Section 5.10(a) hereof.

“Option Units” has the meaning set forth in Section 5.6 hereof.

“Partially Adjusted Capital Account” means, with respect to any Member as of the close of business on the last day of any taxable year (an “Adjustment Date”), the Capital Account of such Member as of the beginning of the taxable year ending on such Adjustment Date, adjusted to account for all allocations pursuant to Section 6.3 and all Capital Contributions and distributions during such taxable year ending on such Adjustment Date but before giving effect to any allocations of Profits or Losses for such period pursuant to Section 6.1 increased by (i) such Member’s share of “partnership minimum gain,” as determined pursuant to Regulations Section 1.704-2(d) and (g), as of the end of such taxable year and (ii) such Member’s share of “partner nonrecourse debt minimum gain,” as determined pursuant to Regulations Section 1.704-2(i), as of the end of such taxable year.

“Percentage Interest” for each Member means the percentage obtained by dividing (i) the number of Units held by such Member by (ii) the aggregate number of Units held by all other Members from time to time.

“Permitted Transferee” shall mean any transferee of a Restricted Member so long as such transferee is an Affiliate of the Restricted Member.

“Person” means any natural person or Entity.

“Phase I” means the construction of that certain stretch of pipeline extending from: (i) the Valero Gilmore Plant, located at Hidalgo County, Texas, United States of America to (ii) Estacion Arguelles of the Sistema Nacional de Gasoductos, located in Tamaulipas, Mexico, to (iii) Station 19 of Pemex Gas y Petroquimica Basica (Terranova Oriente Segments), to (iv) Monterrey, Nuevo Leon, Mexico (Mission Occidente and Amended Occidente Segments), such phase as more specifically illustrated in the Project Development Map attached hereto as Exhibit B, and subject to the specifications of the CRE Permit and the FERC Certificate.

“Phase I Project Budget” means the Project Equity Costs for the construction of Phase I of the Project as projected, adopted and revised from time to time by the Managing Member in its sole discretion and as approved by the FERC, the CRE or any other regulatory or governmental Entity in Mexico or in the United States of America.

“Phase I FID Date” means the date on which the Managing Member adopts a FID and resolves to proceed with the construction of Phase I of the Project.

“Phase I FID Milestone Payment” means a one time cash payment in an amount equal to US$4,800,000 payable by Cheniere to TOG upon the occurrence of the Phase I FID Date.

“Phase I Royalty” means that amount payable to TOG from Available Cash equal to US$0.008 per Mmbtu/d of capacity subscribed pursuant to a firm transportation agreement across the entire stretch of pipeline for Phase I of the Project. The Phase I Royalty shall be proportionally reduced in the event that less than one hundred percent (100%) of the entire stretch of pipeline for Phase I of the Project is constructed.

“Phase II” means the construction of that certain stretch of pipeline extending from: (i) the Donna Station to (ii) Brazil Storage to (iii) Station 19 of Pemex Gas y Petroquimica Basica (Terranova Oriente Segments), such phase as more specifically illustrated in the Project Development Map attached hereto as Exhibit B, and subject to the specifications of the CRE Permit and the FERC Certificate.

“Phase II FID Date” means that date on which the Managing Member adopts a FID and resolves to proceed with the construction of Phase II of the Project.

“Phase II FID Milestone Payment” means a one time cash payment in an amount equal to US$1,200,000 payable by Cheniere to TOG upon the occurrence of the Phase II FID Date.

“Phase II Project Budget” means the Project Equity Costs for the construction of Phase II of the Project as projected, adopted and revised from time to time by the Managing Member in its sole discretion and as approved by the FERC, the CRE or any other regulatory or governmental Entity in Mexico or in the United States of America.

“Phase II Royalty” means that amount payable to TOG from Available Cash equal to US$0.002 per Mmbtu/d of capacity subscribed pursuant to a firm transportation agreement across the entire stretch of pipeline for Phase II of the Project. The Phase II Royalty shall be proportionally reduced in the event that less than one hundred percent (100%) of the entire stretch of pipeline for Phase II of the Project is constructed.

“Phase III” means the construction of the Brazil Storage Facility.

“Phase III Project Budget” means the Project Equity Costs for the construction of Phase III of the Project as projected, adopted and revised from time to time by the Managing Member in its sole discretion and as approved by the CRE or any other regulatory or governmental Entity in Mexico.

“Phase III FID Date” means the date on which the Managing Member adopts a FID and resolves to proceed with the construction of Phase III of the Project.

“Phase III FID Milestone Payment” means a one time cash payment in an amount equal to US$2,000,000 payable by Cheniere to TOG upon the occurrence of the Phase III FID Date.

“Phase III Royalty” means that amount payable to TOG from Available Cash equal to US$0.02 per Mmbtu/year of storage capacity subscribed pursuant to a firm storage service agreement (up to 50 Bcf/year).

“Potential Acquirer” has the meaning set forth in Section 5.6 hereof.

“Price” has the meaning set forth in Section 5.6 hereof.

“Profits” and “Losses” mean, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

(b)           Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704 1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

(c)           In the event the Book Value of any Company property is adjusted pursuant to subparagraphs (b) or (c) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)           Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation and other cost recovery deductions computed in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3) for such fiscal year or other period; and

(f)           Any items which are specially allocated under Section 6.3 or Section 6.4 hereof  will not affect calculations of Profits or Losses.

“Project” means the construction of an integrated natural gas pipeline project traversing the United States of America and Mexico border and the construction of a related natural gas storage facility in Mexico, such project as more specifically set forth in the Project Development Map attached hereto as Exhibit B.

“Project Equity Costs” means, with respect to a specified phase of the Project, the costs for construction of that phase of the Project, excluding Development Costs for that phase of the Project.

“Project FID Dates” means the Phase I FID Date, the Phase II FID Date and the Phase III FID Date.

“Pro Rata Share” has the meaning set forth in Section 4.4 hereof.

“Regulations” and “Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Regulations or Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute proposed or final Regulations.

“Required Sale” has the meaning set forth in Section 5.9(a) hereof.

“Required Sale Notice” has the meaning set forth in Section 5.9(a) hereof.

“Restricted Members” has the meaning set forth in Section 5.5 hereof.

“Tag-Along Member” has the meaning set forth in Section 5.8 hereof.

“Tag-Along Notice” has the meaning set forth in Section 5.8 hereof.

“Tag-Along Units” has the meaning set forth in Section 5.8 hereof.

“Target Capital Account” means, with respect to any Member as of any Adjustment Date, an amount (which may be either a positive or a deficit balance) equal to the amount such Member would receive as a distribution if all assets of the Company as of such Adjustment Date were sold for cash equal to the Book Value of such assets, all the Company liabilities were satisfied to the extent required by their terms (limited in the case of each nonrecourse liability or partner nonrecourse debt to the Book Value of the assets securing each such liability) and the net proceeds were distributed pursuant to Section 9.3.

“TOG” has the meaning set forth in the introductory paragraph of this Agreement.

“Transfer” including the correlative terms “Transferring” or “Transferred”, means to sell, transfer, assign, pledge, mortgage, hypothecate or encumber any Membership Interest in the Company.  Notwithstanding the preceding sentence, the pledge of any Membership Interest in the Company pursuant to the promissory note, in substantially the form attached hereto as Exhibit E, shall not be considered a Transfer.

“Transferor” has the meaning set forth in Section 5.6 hereof.

“Transferor’s Notice” has the meaning set forth in Section 5.6 hereof.

“Units” means fractional, undivided shares of Membership Interests in the Company to be issued to all Members based upon their corresponding Membership Interests.

“Unit Issue Price” has the meaning set forth in Section 4.1(a) hereof.

1.2  Construction.  Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to money refer to legal currency of the United States of America; (e) accounting terms shall be construed in accordance with GAAP; and (f) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

ARTICLE II
BUSINESS, PURPOSE, AND TERM OF COMPANY

2.1  Formation.  The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation under and pursuant to the Act.

2.2  Name.  The name of the Company is “Frontera Pipeline, LLC” and all Company business must be conducted in that name or such other names selected by the Managing Member that comply with the Act.

2.3  Offices.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by the Act.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Managing Member may designate in the manner provided by the Act.  The principal office of the Company in the United States shall be at such place as the Managing Member may designate, which need not be in the State of Delaware.  The Company may have such other offices as the Managing Member may designate.

2.4  Purposes.  The purposes of the Company are to engage in the development and construction of natural gas projects.

2.5  Term.  The Company commenced upon the effectiveness of the Certificate of Formation and shall have a perpetual existence, unless and until it is dissolved and terminated in accordance with Article 9 of this Agreement.

2.6  Fiscal Year.  The fiscal year of the Company shall be the calendar year.

2.7  Powers of the Company.  In addition to the purpose set forth in Section 2.4 above, the Company shall have the power:

            (a)  to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

            (b)  to acquire, by purchase, mortgage, lease, contribution of property or otherwise, and to own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

            (c)  to enter into, perform and carry out contracts of any kind, including, contracts with the Members or any Person that directly or indirectly Controls, is Controlled by, or is Under Common Control with the Members, or any agent of the Company necessary to, in connection with, convenient to, or incidental to, the accomplishment of the purpose of the Company;

            (d)  to incorporate, organize and manage all kinds of Entities, or acquire and hold interests therein;

            (e)  to lend or borrow money and to invest its funds;

            (f)  to sue and be sued;

            (g)  to appoint employees and fix their compensation;
\
            (h)  to indemnify any Person; and

            (i)        to guarantee obligations of an Affiliate or subsidiary.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties.  Each Member severally and jointly represents and warrants to the Company and to each other that:

            (a)  such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance by such Member of this Agreement has been duly authorized by all necessary action;

            (b)  this Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms;

            (c)  the execution, delivery, and performance by such Member of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of the Act or any other law to which such Member is subject, (ii) violate any order, judgment, or decree applicable to such Member, or (iii) conflict with, or result in a breach or default under, any term or condition of its organizational documents, or any agreement or other instrument to which such Member is a party; and

            (d)  it has the necessary economic, human, and professional resources to comply with any and all of its obligations hereunder, and is familiar with the Project and the type of investment required for its implementation.

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1  Capital Contributions; Units.

            (a)  As of the Effective Date and as described in the Contribution Agreement, the Members have made Capital Contributions to the Company in the amounts set forth on Exhibit C attached hereto.  Each Member’s Percentage Interest as of the Effective Date is set forth opposite such Member’s name on Exhibit D attached hereto.  The issue price of each Unit issued shall be one thousand dollars (US$1,000) (the “Unit Issue Price”).  Fractional Units may be issued, except as otherwise provided herein.

            (b)  Each Unit shall be entitled to one (1) vote at any meeting of the Members of the Company as provided under the Act.

4.2  Additional Capital Contributions.  The Members hereby commit to make one or more capital contributions to the Company in excess of their initial Capital Contribution as set forth on Exhibit C (each and collectively an “Additional Capital Contribution”) pursuant to the following terms and conditions:

            (a)  At the sole and absolute discretion of the Managing Member, Cheniere shall be required to make one or more Additional Capital Contributions to fund all Development Costs related to Phase I up to the adoption by the Managing Member of, and FID, for Phase I.

            (b)  If the Managing Member, in its sole and absolute discretion, resolves to adopt a FID for Phase I, each Member shall fund its pro-rata share (in proportion to their respective Percentage Interests) of Project Equity Costs in connection with Phase I as contemplated in the Phase I Project Budget approved by the Managing Member.

            (c)  At the sole and absolute discretion of the Managing Member, Cheniere shall be required to make one or more Additional Capital Contributions to fund all Development Costs related to Phase II up to the adoption by the Managing Member of, and FID for, Phase II.

            (d)  If the Managing Member, in its sole and absolute discretion, resolves to adopt a FID for Phase II, each Member shall fund its pro-rata share (in proportion to their respective Percentage Interests) of Project Equity Costs in connection with Phase II as contemplated in the Phase II Project Budget approved by the Managing Member.

            (e)  At the sole and absolute discretion of the Managing Member, Cheniere shall be required to make one or more Additional Capital Contributions to fund all Development Costs related to Phase III up to the adoption by the Managing Member of, and FID for, Phase III.

            (f)  If the Managing Member, in its sole and absolute discretion, resolves to adopt a FID for Phase III, each Member shall fund its pro-rata share (in proportion to their respective Percentage Interests) of Project Equity Costs in connection with Phase III as contemplated in the Phase III Project Budget approved by the Managing Member.

            (g)  Except for the Additional Capital Contributions provided for in Sections 4.2(a), 4.2(c), and 4.2(e), upon the making of any Additional Capital Contribution, the Company shall issue and each Member shall subscribe to a number of Units equal to: (i) the amount of its Additional Capital Contribution divided by (ii) the Unit Issue Price.

            (h)  In the event that TOG is unable to deliver the funds required to effect the Additional Capital Contributions required under subsections (b), (d) and (f) above, Cheniere shall extend a loan to TOG bearing an interest rate of twelve percent (12%) per annum, compounded annually.  In connection with such loan(s), TOG shall execute and deliver to Cheniere a promissory note in form and substance as attached hereto as Exhibit E.

            (i)  The Managing Member may adopt two or more Project FID Dates simultaneously or alternatively (i.e., not sequentially).

4.3  Subsequent Capital Contributions.  Subsequent Capital Contributions shall be made from time to time as the Managing Member shall determine; provided however, that except as provided in Section 4.2, no Member shall have any further obligation to make any Capital Contributions to the Company.  In exchange for any subsequent Capital Contribution not contemplated in Section 4.2, the contributing Member shall receive a number of Units equal to (i) the amount of such Capital Contribution divided by (ii) the Unit Issue Price.

4.4  Pre-emptive Rights.  Each Member shall have the pre-emptive right and option to purchase its Pro Rata Share of any new issuance of Units at the then price per Unit determined by the Managing Member.  Such option shall be exercised through the delivery of written notice to the Managing Member within twenty (20) days after the delivery of written notice by the Managing Member to each Member regarding the issuance of new Units, which notice shall be sent to all Members in connection with any issuance of Units.  If a Member fails to exercise the option to acquire its Pro Rata Share of new Units within such twenty (20) day period, then the other Members shall have successive pre-emptive rights and options to purchase their Pro Rata Share of such new Units not purchased by such Member at the Unit issue price originally communicated by the Managing Member until the earlier of such time that: (i) all Units have been fully subscribed for, (ii) two successive offers for the purchase of unsubscribed Units have been made to the subscribing Members, or (iii) the Company shall have withdrawn any such subscription offer.  Such option shall be exercised within twenty (20) days after the expiration of the option period granted to all Members.  For the purposes of this Section 4.4, the term “Pro Rata Share” for each Member shall be determined by multiplying the number of Units to be issued by the Company (or that remain to be issued pursuant to exercise of a successive pre-emptive rights calculation) by a fraction, the numerator of which is the number of Units owned by such Members to which the offer remains outstanding and the denominator of which is the total number of Units held by such Members.

4.5  Capital Accounts.  A Capital Account shall be established and maintained for each Member to which shall be credited (i) such Member’s Capital Contributions, (ii) allocations of Company Profits, income and gain made to such Member, and (iii) the amount of any liabilities of the Company that the Member assumes or that are secured by property distributed by the Company to such Member.  The Capital Account of each Member shall be debited with (i) allocations of Company Losses, expenses, and deductions made to such Member, (ii) the amount of any distributions (including return of capital) made to the Member, and (iii) the amount of any liabilities of the Member that the Company assumes or takes subject to, to the extent not already taken into account in determining the Member’s Capital Contributions.  No interest shall be paid on the Member’s Capital Account.  This Section 4.5 is intended to comply with Regulations § 1.704-1(b) and shall be interpreted and applied consistently therewith.

4.6  No Return of Capital Contribution.  No Member is entitled to a withdrawal or return of its Capital Contributions.

4.7  FID Milestone Payments.  Upon a Project FID Date, Cheniere shall pay the corresponding FID Milestone Payment to TOG no later than five (5) days after the occurrence of such Project FID Date, such payment to be credited to TOG via wire transfer of immediately available funds to an account designated in writing by TOG.  As described more fully in the Contribution Agreement, for federal tax purposes (and, to the extent possible, for state, local and foreign income tax purposes), each such FID Milestone Payment by Cheniere to TOG shall be treated as an adjustment to the purchase price for the assets purchased by Cheniere, and a corresponding increase in the Book Value of the assets contributed to the Company by TOG and Cheniere pursuant to Section 4.1.

4.8  TOG Call Right.  Subject to extensions due to events of Force Majeure, if on or after August 1, 2009, there is (i) a Project FID Date (except for the Phase III FID Date) that has not occurred and (ii) a definitive binding agreement for the financing of any phase of the Project which provides for a debt to total capitalization ratio of at least eighty percent (80%), TOG shall have the right, but not the obligation, to tender a written directive to Cheniere instructing Cheniere to cause the applicable Project FID Date to occur (the “Notice to Proceed”).  Cheniere shall have a period of ninety (90) days to resolve and adopt the applicable Project FID Date (the “Acceptance Period”).  If Cheniere fails to cause the applicable Project FID to occur within the Acceptance Period, then TOG or its Affiliates shall have the right upon notice to Cheniere, to purchase all, but not less than all, of the Units owned by Cheniere and its Affiliates for a purchase price equal to the Call Price (the “Exercise Notice”).  The closing of any such purchase shall be within ninety (90) days after TOG delivers the Exercise Notice to Cheniere and at such closing Cheniere shall deliver the Units owned by it and its Affiliates free and clear of any liens or encumbrances and all promissory notes made by TOG pursuant to Section 4.2(h) marked “paid in full”.

4.9  TOG Forfeiture of Units In the event (i) TOG terminates its services under the Consulting Agreement without good reason or (ii) the Company terminates the Consulting Agreement for Cause (as defined in the Consulting Agreement), TOG shall immediately forfeit all of its Units in the Company.

ARTICLE V
CREATION AND TRANSFER OF
MEMBERSHIP INTERESTS

5.1  Members.  The Members of the Company are the Persons executing this Agreement as of the Effective Date as members and each Person that is hereafter admitted to the Company as a member in accordance with this Agreement.

5.2  Classification of Units; Membership Interests.  The Membership Interests shall be represented by Units issued in the form of certificates to each subscribing Member.  The Units shall be of the same class with equal rights for all purposes under this Agreement.

5.3  Transferability.  Except as provided in Section 5.10 (relating to transfers by operation of law), any Transfer of Units of the Company may only be made in accordance with the provisions of this Agreement and all other attempted Transfers shall be void.  It shall be a condition precedent to the Transfer of Units to any Person (other than a Transfer by operation of law) that:

            (a)  The Transferor shall comply with all applicable laws, including any applicable securities laws;

            (b)  The Transfer shall not cause the Company to be subject to regulation under the Investment Company Act of 1940, as amended;

            (c)  The Transfer shall not cause any assets of the Company to be deemed “plan assets” under the Employee Retirement Income Security Act of 1974 (“ERISA”); and

            (d)  The transferor and transferee shall have executed or delivered to the Company such agreements and other documents as the Managing Member may reasonably request to confirm that the Transfer satisfies the requirements of this Agreement, to give effect to the Transfer, and to confirm the transferee’s agreement to be bound by the terms and conditions of this Agreement.

5.4  Transfers of Cheniere Membership Interest.  Except as otherwise specifically provided in this Agreement, Cheniere may freely Transfer all or part of its Units by providing the Company with a legal opinion from a law firm that the Transfer complies with the requirements of Section 5.3.

5.5  Transfers of Other Membership Interest.  Except as otherwise specifically provided in this Agreement, any Members (other than Cheniere) and any of their Permitted Transferees (each a “Restricted Member”) may, directly or indirectly, freely Transfer all or any part of such Member’s Units to a Permitted Transferee by providing the Company with a legal opinion from a law firm that the Transfer complies with the requirements of Section 5.3Error! Reference source not found..  Any Transfer by a Restricted Member to a Person that is not a Permitted Transferee shall be subject to Section 5.6, Section 5.8 and Section 5.10 of this Agreement and the Permitted Transferee shall provide to the Company a legal opinion from a law firm that such  Transfer complies with the requirements of Section 5.3.

5.6  Cheniere Right of First Refusal.  If any Restricted Member proposes to Transfer its Units (a “Transferor”) to a Person other than a Permitted Transferee (the “Potential Acquirer”), the Transferor shall give written notice to Cheniere and to the Company of the proposed Transfer (the “Transferor’s Notice”).  The Transferor’s Notice shall specify the number of Units to be sold (the “Option Units”), whether such Units constitute all or fewer than all the Units owned by the Transferor, and the cash price per Unit to be received therefor (the “Price”) and shall include a legal opinion from a law firm that the Transfer (i) complies with applicable federal and state securities laws and (ii) will not result in the Company’s termination under Section 708 of the Code.  The Transferor’s Notice shall constitute an offer to sell all, but not a portion, of the Option Units to Cheniere at the Price, payable in U.S. Dollars, upon the following terms and conditions.  Cheniere may exercise its right only by giving written notice (the “Acceptance Notice”) to the Transferor and to the Company no later than thirty (30) days after the Transferor’s Notice is given.  The Acceptance Notice shall state that Cheniere accepts the Transferor’s offer for Cheniere to purchase all (but not less than all) of the Option Units at the Price.  Closing of the purchase of the Option Units shall take place at the Company’s principal place of business thirty (30) days following the date the first Acceptance Notice is given to the Company unless the Transferor and Cheniere agree in writing to a different date, time or place.

5.7  Closing.  At the closing, the purchase of the Option Units by Cheniere shall be completed on the following terms and conditions:

            (a)  The Transferor shall deliver to Cheniere the Unit certificates and any other documentation necessary to Transfer the Option Units to Cheniere or its designee free and clear of all liens, claims, encumbrances or rights of others of any nature created by the Transferor.

            (b)  Cheniere shall pay the Transferor in U.S. Dollars, by wire transfer in immediately available funds to the account or accounts that the Transferor designates, the purchase price for the Option Units in an amount equal to the product of the Price multiplied by the number of Option Units.

            (c)  At any time during the time period commencing as of the date of the relevant Transferor’s Notice and ending as of the date that the Acceptance Notice must be given hereunder, by means of notice to the Transferor and the Company, Cheniere may assign and delegate its rights and obligations to acquire Option Units to any of its Affiliates.

            (d)  If Cheniere does not give a valid Acceptance Notice within the time period required under Section 5.6 or if Cheniere gives a valid Acceptance Notice but fails for any reason (other than a default by the Transferor) to close the purchase of the Option Units within the time period specified in Section 5.6, then the Transferor may (subject to compliance with the provisions of Section 5.2), sell up to all the Option Units; provided, however, that (a) such sale is completed within sixty (60) days following the date on which the period for giving a valid Acceptance Notice expired or the last date on which Cheniere should have closed the purchase of the Option Units and (b) the sale price per Unit at which the Option Units are sold is not less than the Price.  In the event the Transferor does not Transfer the Option Units within sixty (60) days as provided above, the proposed Transfer shall again become subject to the preferential rights set forth in Section 5.6.

5.8  Tag-Along Rights.  If (i) Cheniere elects not to exercise its preferential rights under Section 5.6 or (ii) a Restricted Member wishes to participate in the sale of Units by Cheniere (Cheniere or such Restricted Member being called a “Tag-Along Member”), the Tag-Along Member shall have the right to elect to participate in any proposed sale of Units by notice to the transferring Member and the purchaser (the “Tag Along Notice”).  The number of Units (the “Tag Along Units”) to be sold by each Tag-Along Member (including, for this purpose, the original transferring Member) to the purchaser shall equal the total number of Units to be transferred to the purchaser, multiplied by a fraction, the numerator of which is the number of Units owned by such Tag-Along Member and the denominator of which is the number of Units owned by all Tag-Along Members.  If necessary, the number of Units shall be rounded to the nearest full Unit so that no fractional Units shall be purchased.  The Tag Along Units shall be purchased by the transferring Member or the purchaser pursuant to, and on the terms and conditions provided in, Section 5.7 mutatis mutandis.

5.9  Required Sale.

            (a)  Anything contained herein to the contrary notwithstanding, in the event that the majority of Units outstanding as of the relevant time approve (i) a bona fide arms length proposal from a Person for the Transfer, directly or indirectly, of all of the Units of the Company to such Person, (ii) the merger or consolidation of the Company with or into another Person in which the Members will receive cash or securities of any other Person for their Units or (iii) the sale by the Company and its subsidiaries of all or substantially all of the assets to a Person, in each of the above cases for a specified price payable in cash or otherwise and on specified terms and conditions, then the Company shall deliver a notice (a “Required Sale Notice”) to all Members stating that the Company proposes to effect such transaction.  Each such Member and the members of the Affiliates thereof, if any, shall be obligated to sell their Units and participate in the transaction (a “Required Sale”), vote their Units in favor of such Required Sale at any meeting of the Members called to vote on or approve such Required Sale and otherwise to take all necessary action to cause the Company and the Members to consummate such Required Sale.  Any such Required Sale Notice may be rescinded by the Company by delivering written notice thereof to all of the Members.

             (b)  The obligations of the Members pursuant to this Section 5.9 are subject to the satisfaction of the following conditions:

                    (i)  upon the consummation of the Required Sale, each Member shall receive in consideration of the Transfer or surrender of its Units the same proportion of the aggregate consideration from such Required Sale that such Member would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in this Agreement immediately prior to such Required Sale;

                    (ii)  if any Members are given an option as to the form and amount of consideration to be received, all Members will be given the same option;

                    (iii)  no Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Required Sale and no Member shall be obligated to pay more than its or his pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Required Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Member for its or his sole benefit will not be considered costs of the transaction hereunder), provided that a Member’s liability for such expenses shall be capped at the total purchase price actually received by such Member for its Units;

                    (iv)  in the event that the Members are required to provide any representations or indemnities in connection with the Required Sale (other than representations and indemnities concerning each Member’s valid ownership of its Units, free of all liens and encumbrances (other than those arising under applicable securities laws), and each Member’s authority, power, and right to enter into and consummate such purchase or merger agreement without violating any other agreement, law, constitutive document or other obligation or limitation applicable to such Member or its or his interest in Units), each Member shall not be liable for more than his pro rata share (based upon the amount of consideration actually received) of any liability for misrepresentation or indemnity; and

                    (v)  prior notice of a Required Sale shall be provided to all Members.

5.10  Transfer by Operation of Law.

            (a)  In the event of any Transfer of Units of a Member by operation of law (the “OL Transferred Units”), including but not limited to the filing of a petition in bankruptcy under the Bankruptcy Code by or against the transferring Member or any appointment of a receiver of assets, the transferring Member and the transferee, as applicable, shall give immediate notice thereof to the Company and the other Members, stating the date and circumstances of such transfer and the name and address of the transferee or proper party in interest (the “OL Transfer Notice”).  The Company shall have the right, but not the obligation, to purchase all, but not less than all, of the OL Transferred Units.  The option to purchase shall be exercisable at the purchase price determined pursuant to Section 5.10(b) by giving written notice (the “OL Exercise Notice”) with a copy to the transferee of the OL Transferred Units no later than thirty (30) days after the receipt of the OL Transfer Notice.  If such option is not timely exercised, the other Members shall have the option to purchase all, but not less than all, of the OL Transferred Units at the same price and on the same terms as the Company by giving an OL Exercise Notice, with a copy to the transferee of the OL Transferred Shares, within sixty (60) days after the receipt of the OL Transfer Notice.  Such right to purchase shall be allocated pro rata (based on their respective Percentage Interests) among the Members who have timely exercised their respective options.  Any purchase hereunder shall be consummated within thirty (30) days after the latest of such OL Exercise Notices unless otherwise agreed in writing by the parties to the purchase.

            (b)  Purchase Price.  Unless otherwise provided herein, the purchase price for the OL Transferred Units to be sold pursuant to an OL Exercise Notice shall be:

                    (i)  the fair market value of such OL Transferred Units as determined by the Company; or

                    (ii)  if the transferring Member (which shall include the trustee of a bankrupt Member’s estate) is not in agreement with the Company’s determination of the fair market value, the Company and the transferring Member shall jointly select a qualified independent appraiser to value the OL Transferred Units within fifteen (15) business days.  If the Company and the transferring Member cannot agree as to the appointment of the independent appraiser within the above mentioned term, the Managing Member will be authorized to unilaterally appoint such appraiser and such appointment by the Managing Member shall be binding and conclusive upon the Company and the transferring Member.  The appraiser so selected shall proceed to promptly determine the fair market value of the OL Transferred Units, taking into consideration any outstanding indebtedness, liabilities, liens, and obligations relating to the property of the Company.  In the event that a fair market value of the OL Transferred Units as determined by the qualified independent appraiser is within five percent (5%) of the fair market value as determined by the Company, the fee and expenses of the appraiser shall be split evenly between the Company and the transferring Member.  In the event that the fair market value of the OL Transferred Units so appraised is more than five percent (5%) higher than as determined by the Company, the Company shall pay the fee and expenses of the appraiser, and if more than five (5%) percent lower than as determined by the Company, the transferring Member shall pay the fee and expenses of the appraiser.

ARTICLE VI
ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

6.1  Allocation of Profits and Losses.  After application of Section 6.3 and Section 6.4, remaining Profits and Losses for each taxable year shall be allocated among the Members so as to reduce, proportionately, in the case of any Profits, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such taxable year and, in the case of Losses, the difference between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such taxable year.  No portion of Profits or Losses for any taxable year shall be allocated to a Member, in the case of Profits, whose Partially Adjusted Capital Account is greater than its Target Capital Accounts or, in the case of Losses, whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such taxable year.

6.2  Distributions of Available Cash Flow.  The Company may, at the discretion of the Managing Member, distribute, if and to the extent permitted by applicable law or contract (including any loan agreement to which the Company is bound), Available Cash to the Members in the following order of priority:

            (a)  First, to TOG to pay the Phase I Royalty, the Phase II Royalty and the Phase III Royalty, if any; and

            (b)  Second, to the Members in proportion to their Membership Interests.

To the extent there is any amount due from TOG to Cheniere with respect to promissory notes made by TOG pursuant to Section 4.2(h), any amounts that otherwise would be distributed to TOG shall be first paid to Cheniere on behalf of TOG as a repayment of such promissory notes.  Any amounts distributed to TOG pursuant to this Section 6.2(a) shall be treated for federal income tax purposes as a “guaranteed payment” described in Section 707(c), and any deduction attributable thereto shall be specially allocated to Cheniere.

6.3  Special Allocations.  The following special allocations shall be made in the following order.

            (a)  Minimum Gain Chargeback.  If there is a net decrease in “partnership minimum gain” (as that term is defined in Sections 1.704 2(b)(2) and 1.704¬-2(d) of the Regulations) during any taxable year, each Member shall, to the extent required by Section 1.704-2(f) of the Regulations, be specially allocated items of Company income and gain for such taxable year (and, to the extent required by Section 1.704-2(j)(2)(iii) of the Regulations, subsequent taxable years) in an amount equal to that Member's share of the net decrease in Company minimum gain.  Allocations pursuant to the previous sentence shall be made in accordance with Section 1.704-2(f)(6) of the Regulations.  This Section 6.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

            (b)  Member Minimum Gain Chargeback.  If there is a net decrease in “partner nonrecourse debt minimum gain” (as that term is defined in Sections 1.704 2(i)(2) and (3) of the Regulations) during any taxable year, each Member who has a share of that partner nonrecourse debt minimum gain as of the beginning of the taxable year shall, to the extent required by Section 1.704 2(i)(4) of the Regulations, be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) equal to that Member's share of the net decrease in partner nonrecourse debt minimum gain.  Allocations pursuant to the previous sentence shall be made in accordance with Section 1.704 2(i)(4) of the Regulations.  This Section 6.3(b) is intended to comply with the requirement in Section 1.704 2(i)(4) of the Regulations and shall be interpreted consistently therewith.

            (c)  Qualified Income Offset.  If any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 6 have been made as if this Section 6.3(c) were not in the Agreement.

            (d)  Gross Income Allocation.  In the event any Member has an Adjusted Capital Account Deficit as of any Adjustment Date, that Member will be specially allocated items of Company income and gain in the amount of the Adjusted Capital Account Deficit as quickly as possible, except that an allocation pursuant to this Section 6.3(d) will be made only if and to the extent that Member would have a Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been made as if this Section 6.3(d) was not in the Agreement.

            (e)  Deductions.  “Nonrecourse deductions” (as that term is defined in Sections 1.704 2(b)(1) and (c) of the Regulations) for any taxable year or other period shall be specially allocated to the Members in proportion to their respective Percentage Interests.

            (f)  Member Nonrecourse Deductions.  “Partner nonrecourse deductions” (as that term is defined in Section 1.704 2(i) of the Regulations) for any taxable year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the “partner nonrecourse debt” (as that term is defined in Section 1.704 2(b)(4) of the Regulations) to which such partner nonrecourse deductions are attributable, in accordance with Regulations Section 1.704-2(i)(1).

            (g)  Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with the requirements of Section 1.704-1(b)(2)(iv)(m) of the Regulations.

6.4  Other Special Allocations.

            (a)  If the Company has Profits for any taxable year  and the balance of any Member’s Partially Adjusted Capital Account is greater than the balance of its Target Capital Account for such taxable year, then the Member with such excess balance shall be specially allocated items of Company deduction or loss for such taxable year (to the extent available) equal to the difference between its Partially Adjusted Capital Account and its Target Capital Account.

            (b)  If the Company has Losses for any taxable year and the balance of any Member’s Partially Adjusted Capital Account is less than the balance of its Target Capital Account for such taxable year, then the Member with such deficit balance shall be specially allocated items of Company income or gain for such taxable year (to the extent available) equal to the difference between its Partially Adjusted Capital Account and its Target Capital Account.

            (c)  If the Company has neither Profits nor Losses for any taxable year and, notwithstanding the application of Section 6.1, the balance of any Member’s Partially Adjusted Capital Account differs from the balance of its Target Capital Account, then the Member with an excess or deficit balance, as the case may be, shall be specially allocated items of Company deduction or loss or income or gain, as the case may be, for such taxable year (to the extent available) to eliminate the difference between its Partially Adjusted Capital Account and its Target Capital Account.

            (d)  Notwithstanding any other provision of this Agreement, no Member shall be allocated any Losses or items in the nature of deduction or loss pursuant to Section 6.1 or this Section 6.4 to the extent that such allocation would cause or increase an Adjusted Capital Account Deficit with respect to such Member.  Allocations of Losses that would be made to a Member but for this Section 6.4(d) shall be made to the other Members to the extent not inconsistent with such proviso.  To the extent allocations of Losses cannot be made to any Member because of this Section 6.4(d), such allocations shall be made to the Members in accordance with their respective Percentage Interests.

            (e)  “Excess nonrecourse liabilities” of the Company within the meaning of Section 1.752-3(a)(3) of the Regulations shall be allocated among the Members in accordance with the manner in which nonrecourse deductions are allocated, as set forth in Section 6.3(e).

6.5  Tax Allocations.  In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Company asset shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such asset and its Gross Asset Value using the remedial method as described in Section 1.704-3(d) of the Regulations.

ARTICLE VII
MANAGEMENT OF THE COMPANY

7.1  General.  The business and affairs of the Company shall be managed by Cheniere (the “Managing Member”).

7.2  Management by the Managing Member.  Subject to the other provisions of this Agreement, the Managing Member shall have full, exclusive, and complete discretion in the management and control of the affairs of the Company, shall make all decisions affecting Company affairs, and shall have all of the rights, powers, and obligations of a manager of a limited liability company organized under the Act and otherwise as provided by law.  Except as otherwise expressly provided in this Agreement, the Managing Member shall be and hereby is authorized and empowered to do or cause to be done any and all acts determined by the Managing Member to be necessary, advisable, convenient or incidental in furtherance of the purposes of the Company or its subsidiaries, without any further act, approval, or vote of any Person, including any Member, and without limiting the generality of the foregoing, by way of illustration and not by way of limitation, the Managing Member is hereby authorized and empowered from time to time:

            (a)  to perform all normal business functions and otherwise operate and manage the business and affairs of the Company or its subsidiaries, in accordance with and as limited by this Agreement;

            (b)  to acquire, buy, sell, or otherwise hold, invest in, and deal with, in any form or manner, directly or indirectly, ownership interests of the Company or its subsidiaries;

            (c)  to borrow money or engage in other forms of borrowing for any purpose, and for paying expenses and fees;

            (d)  to employ and dismiss from employment on behalf of the Company or its subsidiaries, any and all employees, agents, attorneys, accountants, consultants, custodians of Company or subsidiary assets, transfer agents, or servicing agents, including Persons that may be Members or Affiliates thereof, and to authorize each such agent and employee (who may be designated as an Officer) to act for and on behalf of the Company or its subsidiaries;

            (e)  to enter into, make, and perform on behalf of the Company or its subsidiaries such contracts, agreements, and other undertakings of every kind, and amendments thereto, as it may deem necessary for, or incidental to, the conduct of the business of the Company or its subsidiaries;

            (f)  to establish and maintain one or more bank accounts for the Company or its subsidiaries in such bank or banks as may, from time to time, be designated as depositaries of the funds of the Company or its subsidiaries;

            (g)  to incur on behalf of the Company or its subsidiaries all expenditures permitted by this Agreement and, to the extent that funds of the Company are available, to pay all such expenses and debts and obligations of the Company and its subsidiaries, including all political and charitable contributions;

            (h)  to admit Members to the Company pursuant to the terms hereof;

            (i)  to establish and maintain a Capital Account and other appropriate accounts, for each Member;

            (j)  to authorize the repurchase of any security of the Company pursuant to the terms hereof;

            (k)  subject to Section 6.2, to determine the amount and timing of distributions to the Members;

            (l)  to establish and maintain the books and records of the Company, and cause the establishment and maintenance of the books and records of the Company’s subsidiaries;

            (m)  to cause the Company or its subsidiaries to purchase or bear the cost of any insurance covering the potential liabilities of the Managing Member, and the directors, officers, employees, agents, and other Affiliates of the Managing Member, acting for the benefit of the Company or its subsidiaries;

            (n)  to compromise and settle claims against or on behalf of the Company or its subsidiaries;

            (o)  to cause the necessary contributions by the Company to its subsidiaries in order to implement the Project in accordance with the CRE Permit and the FERC Certificate, as well as to cause the execution of all such documents as are necessary to update and maintain in full force and effect the CRE Permit and the FERC Certificate, including the execution, filing, negotiation and follow-up of any and all filings presented by the Company or its subsidiaries with any governmental Entity in Mexico or in the United States;

            (p)  to make a call for subsequent Capital Contributions in accordance with the provisions hereof; and

            (q)  to carry on any other activities necessary to, connected with, or incidental to any of the foregoing or the Company’s investments and other activities.

The specific grants of power and authority to the Managing Member under this Section 7.2 in no way limit the rights, power, or authority of the Managing Member under this Agreement, the Act, or as otherwise provided by law.

7.3  Officers.

            (a)  The Managing Member, in its sole discretion, may appoint such officers or agents of the Company as it deems desirable to carry on the affairs of the Company, including a Chief Executive Officer, a President, a Chief Financial Officer and a Secretary (each an “Officer” and collectively, the “Officers”), and any such Officer shall have the responsibilities expressly designated to him or her by the Managing Member.

            (b)  Pursuant to the authority set forth in Section 7.3(a), the Managing Member hereby appoints Stanley C. Horton as the Chief Executive Officer, R. Keith Teague as the President, Don A. Tukleson as the Chief Financial Officer and Anne V. Vaughn as the Secretary of the Company.  These Officers shall render full-time services to the Company and devote their best efforts to the performance and discharge of their duties and responsibilities in a manner that promotes the best interests of the Company.

            (c)  The Managing Member, in its sole discretion, may cause any of its subsidiaries to appoint such officers or agents of the Company’s subsidiaries as it deems desirable.  Upon the execution of this Agreement, the Managing Member shall cause the revocation of all outstanding powers of attorney granted by the subsidiaries of the Company, and shall cause the granting of the following new powers of attorney:

                    (i)  to licensed Mexican attorneys designated by the Managing Member (i) a general power of attorney for lawsuits and collections, and (ii) a special power of attorney to represent the Company before any public authorities, including the Tax Administration Service of the Ministry of Finance and Public Credit (Servicio de Administracion Tributaria de la Secretari a de Hacienda y Credito Publico), the National Registry of Foreign Investment (Registro Nacional de Inversiones Extranjeras), and the CRE; and

                    (ii)  to persons designated by Cheniere (i) a general power of attorney for lawsuits and collections, acts of administration and acts of ownership; (ii) a power of attorney to issue, subscribe, negotiate and endorse all negotiable instruments as provided in Article 9 of the Mexican General Law on Negotiable Instruments and Credit Transactions (Ley General de Titulos y Operaciones de Credito); (iii) the authority to establish bank accounts for the Company, appoint and remove signatories and draw checks against such accounts; and (iv) the authority to delegate or substitute their powers of attorney and to revoke such delegation or substitution.

                    (iii)  The Managing Member shall also cause the Company’s subsidiaries to grant their respective operating manager or officer sufficient authority to carry out the necessary actions on behalf of such companies in order to attain their corporate purposes, provided that such operating manager or officer will be subject to the guidelines and directives of the Company and the Managing Member.

7.4  Liability of the Managing Member.

            (a)  The sole duty of the Managing Member shall be to act in such a manner as it believes in good faith to be in the best interests of the Company.

            (b)  Neither the Managing Member, its Affiliates, nor any of their respective directors, officers, employees, or agents, shall be liable, responsible, or accountable in damages or otherwise to the Company or any Member for any act or omission performed or omitted by one or more of them except for breach of the duty set forth in Section 7.4(a), and none of such Persons shall have any liability to the Company or any Member for such Person’s good faith reliance on the provisions of this Agreement, including the provisions of Section 7.4(a).  Notwithstanding the generality of this paragraph, this paragraph shall not limit the liability of any Person for any intentional misconduct, for any knowing violation of law, or for any transaction for which such Person received a benefit in violation or breach of any provision of this Agreement.

            (c)  Neither the Managing Member, its Affiliates, nor any of their respective directors, officers, employees, or agents shall have any liability to any Member for the repayment of any amounts outstanding in the Capital Account of a Member, including, but not limited to, Capital Contributions. Any such payment shall be solely from the assets of the Company.

7.5  Indemnification.

            (a)  The Company shall, solely from the assets of the Company, indemnify and hold harmless, to the maximum extent permitted by law, the Managing Member, any Affiliate thereof and any present or former director, officer, employee, or agent of such Member or Affiliate (an “Indemnified Person”) against any claims, demands, liabilities, costs, losses, damages, or expenses (including attorneys fees, judgments, fines, penalties, and amounts paid in settlement) incurred by any such Indemnified Person arising out of or relating to any acts or omissions or alleged acts or omissions of such Indemnified Person that relate in any way to the Company or the business or assets thereof; provided, however, that such Indemnified Person has not been adjudicated in a final judgment not subject to appeal to have breached the duty set forth in Section 7.4(a) or to have engaged in intentional misconduct, a knowing violation of law, or any transaction for which such Person received a benefit in violation or breach of any provision of this Agreement.

            (b)  The Company shall pay expenses as they are incurred by an Indemnified Person in connection with any action, claim, or proceeding that such Indemnified Person asserts in good faith to be subject to the indemnification provisions of this Section 7.5, upon receipt of an undertaking from such Indemnified Person to repay all amounts so paid by the Company to the extent that it is adjudicated in a final judgment not subject to appeal that such Indemnified Person is not entitled to indemnification under this Agreement.

            (c)  The Managing Member, notwithstanding any apparent conflict of interest, and subject only to the duty expressly set forth in Section 7.4(a), shall have the power to, and is hereby authorized and directed to, cause the Company to comply with the indemnification and expense payment provisions hereof.  If a claim for indemnification or payment of expenses hereunder is not paid in full within ten (10) days after a written claim has been received by the Company, the claimant may file suit to recover the unpaid amount and, if successful in whole or in part, shall be entitled to be indemnified for the expense of prosecuting such claim.  In any such action the Company shall have the burden of proving that the claimant is not entitled to the requested indemnification or payment of expenses under this Agreement.

            (d)  The indemnification provided or granted pursuant to this Section 7.5 shall not be deemed exclusive of any other rights to which any Person seeking indemnification may be entitled under any law, agreement, vote of stockholders, unitholders, or disinterested directors, or otherwise, either as to actions in such Person’s official capacity or as to actions in another capacity while holding such office

            (e)  In no event shall a Member be subject to personal liability by reason of the indemnification provisions set forth in this Agreement.

7.6  Tax Status.  It is the intent of the Members and the Company that the Company be a partnership for federal, state and local income tax purposes.  If the Company or the Managing Member is required to take any action, including the amendment of this Agreement in accordance with the terms hereof, in order for the Company to establish or maintain such tax status, the Company or the Managing Member (as the case may be) shall take such action.

7.7  Records and Information.  The Company shall maintain complete and accurate books and records at the Company’s principal place of business, showing the name, address and Membership Interest of each Member, all receipts and expenditures, assets and liabilities, and all other records necessary for recording the Company’s business and affairs, all in accordance with sound accounting practices and as required by this Agreement.

7.8  Tax Matters.

            (a)  Cheniere shall, without any further consent of the Members being required, make any and all elections with respect to the Company for federal, state, local and foreign tax purposes that Cheniere deems appropriate and not inconsistent with the other provisions of this Agreement.  Upon written request of any Member, Cheniere shall cause the Company to make an election to adjust the basis of Company assets pursuant to Code Sections 754, 734(b) and 743(b), and any comparable provisions of state, local or foreign law.

            (b)  Cheniere shall be designated as the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) (and comparable provisions of state, local and foreign law).  The tax matters partner shall arrange for and cause to be taken such actions as may be necessary to cause each other Member to become a “notice partner” within the meaning of Code Section 6223 (and comparable provisions of state, local and foreign law).  All expenses incurred in connection with any audit, investigation, settlement or review by the IRS or any other governmental authority of the Company’s tax returns, “as partnership items” (as such term is defined in Code Section 6231(a)(3)) or other tax items shall be borne by the Company.  The tax matters partner shall prepare or cause to be prepared any and all tax returns required to be filed by the Company.

7.9  Collaboration. TOG shall collaborate with the Company in the preparation, drafting and filing of all required filings in connection with the CRE Permit, the FERC Certificate and the application for the Brazil Storage Facility.

ARTICLE VIII
INSPECTION; CONFIDENTIALITY

8.1  Right to Inspect Books and Records.  In order to determine or enforce its rights as a Member, each Member, itself or through its designated representatives, shall have the right upon reasonable notice, during normal business hours, at its cost, (i) to inspect and copy any of the books and records of the Company, (ii) to audit the financial books and records of the Company and (iii) to obtain information regarding the business and financial condition of the Company. All information obtained shall be considered confidential information and shall only be utilized by the Member in connection with the determination or enforcement of its rights as a Member.

8.2  Confidentiality.  Subject to the preceding section, each Member agrees that it will keep confidential and will not disclose or divulge, or use for any purpose other than in relation to its investment in the Company, any information contributed to the Company by any Member or obtained from the Company, unless such Member can demonstrate that such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 8.2 by such Member), (ii) is or has been independently developed or conceived by the Member after the Effective Date without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Member by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Member may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, (b) to any prospective purchaser of any Units from such Member as long as such prospective investor agrees to be bound by the provisions of a written confidentiality agreement approved as to form and substance by the Managing Member, (c) to a prospective investor in the Company as long as such prospective investor agrees to be bound by the provisions of a written confidentiality agreement approved as to form and substance by the Managing Member, (d) to a prospective lender to the Company to the extent necessary to obtain financing in connection with the construction or development of any project approved by the Managing Member as long as such prospective lender agrees to be bound by the provisions of this a written confidentiality agreement approved as to form and substance by the Managing Member, (e) to any governmental or regulatory authority, including the CRE and the Federal Energy Regulatory Commission, to the extent necessary to obtain, amend, update or maintain in full force and effect the CRE Permit, the FERC Certificate or any other permit, resolution or certificate related to the Project or any other project approved by the Managing Member, or (f) as may otherwise be required by law, provided that the disclosing Member takes reasonable steps to minimize the extent of any such required disclosure.

ARTICLE IX
DISSOLUTION

9.1  Dissolution.  The Company shall be dissolved, and shall terminate and wind up its affairs, upon the first to occur of the following:

            (a)  the determination by one or more Members holding a simple majority of all Units to dissolve the Company; or

            (b)  the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

9.2  Winding Up.  If the Company is dissolved, the Managing Member shall wind up the affairs of the Company.

9.3  Distribution of Assets.  Upon the merger, consolidation, liquidation, dissolution or winding up of the Company, subject to the provisions of the Act, the Managing Member shall pay or make reasonable provision to pay all claims and obligations of the Company, including all costs and expenses of the liquidation and all contingent, conditional or unmatured claims and obligations that are known to the Members but for which the identity of the claimant is unknown.  If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full and any remaining assets shall be distributed to the Members in accordance with Section 6.2 hereof.  If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefore.  If any Member has a deficit balance in such Member’s Capital Account (after giving effect to all contributions, distributions and allocations for all periods, including the taxable year during which the liquidation of the Company occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

ARTICLE X
MISCELLANEOUS

10.1  Notices.  All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when faxed and received, or five (5) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and addressed as follows:

If to Cheniere:
Cheniere Energy, Inc
700 Milam, Suite 803
Houston, Texas  77002
Attention:  Chief Financial Officer
Facsimile: 713-325-6000

with a copy (which shall not itself constitute notice) to:

King & Spalding LLP
1100 Louisiana Street
Suite 4000
Houston, Texas 77002
Attention: Carlos Treistman, Esquire
Facsimile:  713-751-3290

If to TOG:

Tidelands Oil & Gas Corporation.
1862 W Bitters Bldg 1
San Antonio, Texas 78248
Attention: James B. Smith
Facsimile: [*]

with a copy (which shall not itself constitute notice) to:

Strasburger & Price, LLP
300 Convent St., Suite 900
San Antonio, Texas 78205
Attention: David J. Cibrian, Esquire
Facsimile: 210.258.2716

or to such other address as any such Party shall designate by written notice to the other Parties hereto.

10.2  Amendments.  This Agreement may be amended only by a written agreement executed by the Members representing at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Units.  For so long as Cheniere beneficially owns sufficient Units otherwise to effect such an action, the Company shall not, without the approval of a majority of the Units held by the Restricted Members voting together as a separate class, take any action that amends, waives or alters any provision of this Agreement in a manner that materially, adversely and disproportionately affects the Restricted Members.

10.3  Severability.  If any portion of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such portion shall be deemed severed from this Agreement and the balance of this Agreement shall remain in effect.

10.4  Entire Agreement.  This Agreement constitutes the entire agreement with respect to the Company.  This Agreement constitutes the “limited liability company agreement” (as defined in Section 18-101(7) of the Act) of the Company and is hereby made effective as of the date hereof.

10.5  Choice-of-Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its choice-of-law principles. The parties submit to the exclusive jurisdiction of the United States District Court for the Southern District of Texas located in the City of Houston, Texas, or if such court does not have jurisdiction, the District Court of the State of Texas, Harris County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any action, suit or proceeding in the State of Texas with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of Texas or (b) the District Court of the State of Texas, Harris County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.6  Headings.  Headings are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

10.7  Further Action.  The Members agree to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

10.8  Waiver of Action for Partition.  To the fullest extent permitted by law, the Members irrevocably waive any right that they may have to maintain any action for partition with respect to any of the Company’s assets.

10.9  Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if the signatories had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

10.10  Enforcement.  Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members.

(Signature Page Follows)

IN WITNESS WHEREOF, the Members have executed and delivered this Limited Liability Company Agreement as of the Effective Date.

TIDELANDS OIL & GAS CORPORATION

By:
       Name:
       Title:

GRAND CHENIERE PIPELINE LLC

By:
       Name:
       Title:

EXHIBIT A

BOOK VALUE

Sonora Pipeline L.L.C.        US $888,064

EXHIBIT B

PROJECT DEVELOPMENT MAP

EXHIBIT C

CAPITAL CONTRIBUTIONS

Cheniere        US $1,000,000
TOG                                US $888,064

EXHIBIT D

MEMBERS’ PERCENTAGE INTEREST

Cheniere        80%
TOG                20%

EXHIBIT E

FORM PROMISSORY NOTE

NEGOTIABLE
PROMISSORY NOTE AND SECURITY AGREEMENT

US$[*]	Dated: [*]
Houston, Texas U.S.A.

FOR VALUE RECEIVED, Tidelands Oil & Gas Corporation. (the “Maker”), a corporation organized under the laws of the State of Nevada, promises to pay to Grand Cheniere Pipeline LLC, a limited liability company organized under the laws of the State of Delaware, (the “Payee”), the principal sum of [*] (US$[*]) (the “Loan”), which shall be payable in accordance with the terms of this Promissory Note (this “Note”).  The Maker acknowledges that this Note is being made in exchange for the Payee making an Additional Capital Contribution on behalf of the Maker to Frontera Pipeline LLC a Delaware limited liability company (the “Company”) governed under terms of that certain Limited Liability Company Agreement dated as of [*] (the “Operating Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Operating Agreement.

1.  Mandatory Pre-payments, and Maturity.

(a)  Mandatory Prepayments. The Maker agrees to make mandatory prepayments to the Loan by allowing the Managing Member to credit the total amount payable to the Maker from any distributions by the Company to the outstanding interest and principal amount of the Loan.  Any payment pursuant to this Section 1(a) shall be made immediately upon the Company’s issuance of a capital distribution in accordance with Section 5 hereof.

(b)  Maturity. Notwithstanding the foregoing, the outstanding principal amounts of the Loan shall become due and payable, together with any accrued and unpaid interest on that portion of the principal amount, seven hundred and thirty (730) days after the date of this Note (the “Maturity Date”).

2.  Interest.   The Maker promises to pay interest on the outstanding and unpaid principal amount of the Loan at a rate per annum equal to 12% compounded annually (the “Interest Rate”), payable on the Maturity Date as well as on each date the Maker effects a mandatory prepayment of the Loan pursuant to Section 1(a) hereof.

3.  Penalty Interest. If any amount hereunder shall not be paid when due (at stated maturity, by acceleration or otherwise), interest shall accrue on such amount from and including such due date until paid in full at a rate per annum equal to eighteen percent (18%).

4.  Maximum Lawful Rate. This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of money exceed the highest lawful rate permissible under applicable law.  If, under any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision occurs, shall involve payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limits so authorized by law, and if, from any circumstances, the Payee shall ever receive as interest an amount which would exceed the highest lawful rate applicable to the Maker, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance hereof and not to the payment of interest.

5.  Payments. All payments of the Loan required by this Note shall be exclusively made in U.S. Dollars, free of any set-off or counterclaim, in immediately available funds, not later than 12:00 a.m. Houston, Texas time on the respective due date to an account to be designated by the Payee in writing.  If the due date of any payment hereunder falls on a day that is a Saturday, Sunday or other day in which the commercial banks in the State of Texas are authorized or required to close, such date shall be extended to the next succeeding business day, and interest shall be payable for the period of such extension.

6.  Representations, Warranties and Covenants of the Maker.  Maker represents, warrants and covenants to Payee as follows:

(a)  The Maker is and shall remain duly organized, validly existing and in good standing under the laws of the State of Nevada;

(b)  The Maker has the full legal right, power and authority to execute and deliver this Note, to consummate the transactions contemplated hereby, and to perform its obligations hereunder.  This Note and the security instruments to be executed and delivered hereunder are and have been duly authorized, executed and delivered on behalf of the Maker and are the legal, valid and binding obligations of the Maker, enforceable against the Maker in accordance with their respective terms;

(c)  The execution and delivery of this Note does not conflict with or contravene the provisions of the Maker’s organizational documents or any agreement or instrument by which the Maker or any of its respective properties are bound or any law, rule, regulation, order or decree to which the Maker or its properties is subject; and

(d)  The Maker is not contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and the Maker has no knowledge of any person or entity contemplating the filing of any such petition against it.

7.     Security Interest As security for the principal amount of the Loan, all accrued and unpaid interest thereon, and the payment and performance of any other obligation of the Maker under this Note:

(a)  Maker hereby pledges, assigns, transfers and delivers to the Payee and does hereby grant to the Payee a first lien and continuing and unconditional security interest in, all of its right, title and interest in and to the Maker’s Units issued by the Company.

(b)  The Units pledged, assigned, transferred and delivered pursuant to paragraphs 7(a) are referred to herein collectively as the “Collateral”).  The term “Collateral” as used herein means and includes, and the security interests granted under this Note covers, all of the assets described above, as well as any accessions, additions and attachments to those assets and the proceeds and products thereof.  Maker expressly acknowledges and agrees that the Payee’s security interest in the Collateral is first in priority to any other security interest in the Collateral.  Maker hereby agree to execute and deliver such mortgages, deeds of trust, assignments, security agreements, documents and other instruments as may be necessary or desirable to perfect the Payee’s security interest in the Collateral, in such forms as the Payee reasonably requests, and to take all steps necessary or advisable to perfect such security interest, including filing the financing statements, and paying all expenses and fees in connection therewith, including, without limitation, filing fees, documentary stamp taxes and/or intangible taxes imposed by any governmental body in connection with the filing or recording of the financing statements (whether filed by the Maker or the Payee) and any penalties and interest for non-payment of such taxes or fees.  Maker hereby authorizes the Payee to file a financing statement covering the grant of Collateral contained herein without the Payee’s signature.

8.  Voluntary Prepayment.  Notwithstanding any other provision of this Note, the Maker shall have the right to prepay the principal amount outstanding under this Note, together with all accrued interest, in whole or in part at any time or from time to time, without premium or penalty.  The Maker shall have no right to reborrow under this Note any amounts paid or prepaid in respect of principal or interest on this Note.

9.  Events of Default.  The occurrence of any one or more of the following conditions or events shall constitute an “Event of Default” hereunder:  (a) the failure to pay or perform any obligation, liability or indebtedness of the Maker to the Payee as and when due (whether upon demand, at maturity or by acceleration); (b) the commencement of a proceeding against the Maker for dissolution or liquidation, the voluntary or involuntary termination or dissolution of the Maker or the merger or consolidation of the Maker with or into another entity; (c) the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the properties of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor’s relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against the Maker; (d) the entry of a judgment against the Maker which the Payee deems to be of a material nature. The Maker shall promptly notify the Payee of (1) any event of default, together with a detailed statement of the steps being taken to cure the same; (2) any notice of default received by the Maker under any other obligations material to the Maker’s finances; and (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between the Maker and any governmental authority, affecting either the Maker or any of its properties which would have a material and adverse affect on Maker or its assets.

10.     Remedies. Upon the occurrence of an Event of Default:

(a)  Acceleration.  The Payee and/or its assignee may without requirement of any judicial or extrajudicial notice or interpellation of any kind (i) accelerate any remaining terms outstanding for the payment of the Loan, and (ii) declare the Loan with accrued interest immediately due and payable; and

(b)  Use of Courts and Executory Title.  The Payee may enforce this Note, in any courts of competent jurisdiction, being clearly understood that for purposes of enforcement in the courts of the State of Texas, this Note is construed as granting an extra-judicial execution title.

(c)  Possession and Liquidation of the Collateral.  The Payee and/or its assignee may sell, lease an otherwise dispose of any of the Collateral at a public or private sale with or without advertisement.

11.  Restrictions on Transfer. The Maker agrees that it will not transfer this Note or any interest herein, whether by operation of law or otherwise, except with the express written approval of the Payee.  No transfer or purported transfer of this Note or any interest herein or obligation hereunder without the express written approval of the Payee shall be effective for any purpose or confer upon any transferee or purported transferee any rights whatsoever.

12.  Costs of Collection. The Maker agrees to pay on demand all costs and expenses, including attorneys’ fees and expenses, arising in connection with any enforcement or collection action by the Payee, whether by or through an attorney or collection agency or in an action in bankruptcy, insolvency or other judicial proceedings.  All such costs and expenses of collection shall be added to and become part of the principal of this Note and shall be collectible as part of such principal.

13.  Waivers; Amendment.

(a)  The rights, powers and remedies provided to the Payee herein are cumulative and not exclusive of any right, power or remedy provided at law or in equity, and the Payee may enforce any one or more remedies hereunder successively or concurrently, at its option.  No delay or failure on the part of the Payee to exercise any right or remedy accruing to the Payee hereunder, upon any default or breach by the Maker of any term or provision hereof, shall be held to be an abandonment thereof.  No delay on the part of the Payee in exercising any of its rights or remedies shall preclude the Payee from the exercise thereof at any time during the continuance of any default or breach.  No waiver of a single default or breach shall be deemed a waiver of any subsequent default or breach.  All waivers under this Note must be in writing signed by the party entitled to enforce the right waived.  All amendments to this Note must be in writing and signed by both the Maker and the Payee.

(b)  Except as otherwise provided herein, the Maker, its successors and assigns, and any other persons liable for the payment of this Note, waive presentment for payment, demand, protest and notice of demand, dishonor, protest and nonpayment, and consent to any and all renewals, extensions or modifications that might be made by the Payee and the Maker as to the time of payment of this Note from time to time.  The Maker also expressly waives, as a defense, any counterclaim, set-off or claim that the Maker may now or hereafter have against the holder of this Note.

14.  Severability.  The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Note, including that provision, in any other jurisdiction.  To the extent permitted by applicable law, each party hereto waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect.  If any provision of this Note is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the closest extent possible.

15.  Notices.  All notices, requests, or consents provided for or permitted to be given under this Note must be in writing and are effective (a) on actual receipt by the addressee if personally delivered (including delivery against a written receipt by an internationally recognized courier) to the address below or (b) on transmission (with written confirmation of receipt, whether from the transmitter’s machine or otherwise) to the addressee if transmitted by facsimile to the number below during normal business hours of the addressee on a business day (or if transmitted outside such hours, as of the opening of business of the addressee on the next business day):

To:           MAKER:

Tidelands Oil & Gas Corporation.
1862 W Bitters Bldg 1
San Antonio, Texas 78248
Attention: James B. Smith
Facsimile: [*]

with a copy (which shall not itself constitute notice) to:

Strasburger & Price, LLP
300 Convent St., Suite 900
San Antonio, Texas 78205
Attention: David J. Cibrian, Esquire
Facsimile: 210.258.2716

To:           PAYEE:

Cheniere Energy, Inc
700 Milam, Suite 803
Houston, Texas  77002
Attention:  Chief Financial Officer
Facsimile: 713-325-6000

 with a copy (which shall not itself constitute notice) to:

King & Spalding LLP
1100 Louisiana Street
Suite 4000
Houston, Texas 77002
Attention: Carlos Treistman, Esquire
Facsimile:  713-751-3290

Either party may change the address or facsimile number to which notices are to be directed to it by notice to the other party in the manner specified above.

16.  Captions. The captions herein set forth are for convenience only and should not be deemed to define, limit or describe the scope or intent of this Note.

17.  Governing Law.  This Note shall be deemed to be made in and in any and all respects shall be governed by, and construed in accordance with, the laws of the State of Texas, U.S.A., without regard to principles of conflict of laws.

18.     Assignment. All the terms of this Agreement shall be binding on and inure to the benefit of the parties, their permitted assigns and successors-in-interests.  Any assignment of rights and obligations under this Note by the Maker shall be subject to the express written consent of the Payee.

19.     Jurisdiction The parties hereto irrevocably (a) agree that any legal action or proceeding with respect to this Note shall be brought in the State of Texas, U.S.A., (b) consent to the exclusive jurisdiction of the courts of the State of Texas, U.S.A. in any such suit, action or proceeding, and (c) waive any objection which any of them may have to the laying of venue of any such suit, action or proceeding in any of the courts of the State of Texas, U.S.A. including any claim that such legal action, suit, or proceeding brought in such court has been brought in an inconvenient forum.  Each party further consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address specified herein for the giving of notices, or by such other notice given in accordance with the rules and procedures of such courts.

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed as of the day and year first above written.

TIDELANDS OIL & GAS CORPORATION

By:
Name:
Title:

GRAND CHENIERE PIPELINE LLC

By:
Name:
Title: